UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2007

Theater Xtreme Entertainment
Group, Inc.
(Exact name of Registrant as specified in its charter)

Florida	000-26845	65-0913583
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

250 Corporate Boulevard, Suites E &F, Newark, Delaware	19702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(302) 455-1334

_________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
◘ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
◘ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
◘ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
◘ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

In November, 2006, the Registrant issued three debentures in the aggregate face amount of $300,000.  The debentures bear interest at an annual rate of 15% and originally matured on November 30, 2007.  The holders of the debentures had previously agreed to extend the maturity date of the debentures until the third week of December, 2007.  In December, 2007, the Registrant and such holders further amended the debentures.  The amendment extends the due date of the payment of amounts due and payable on the debentures to March 17, 2008.  In consideration for this amendment, Registrant issued warrants to the debenture holders entitling them to purchase up to 150,000 shares of Registrant’s Common Stock in the aggregate at an exercise price of $1.00 per share.

Additionally, in December, 2007, in separate transactions, Registrant and all holders of common stock purchase warrants issued by the Registrant which had heretofore included full ratchet protection (the “R Warrants”) entered into agreements to amend the terms of the R Warrants to remove from the R Warrants those provisions calling for full ratchet protection.  The eliminated provisions would have given the holders the right to acquire shares at a lower exercise price at any time that the Registrant issued equity securities at an effective price lower than the then current exercise price of the outstanding warrants.

Subsequent to these changes, the Registrant has no warrants issued and outstanding that contain full ratchet protection.  The Registrant currently has outstanding warants to purchase 2,396,410 shares of common stock at an exercise price of $1.00 per share.

Item 9.01.  Financial Statements and Exhibits

(d)            Exhibits

Number	Description of Document
10.1	Form of Amendment to November Debenture
10.2	Form of Warrant issued to November Debenture Investors
10.3	Form of R Warrant Amendment - Bushido managed interests
10.4	Form of R Warrant Amendment - Kinzer Technology, LLC
10.5	Form of R Warrant Amendments – Other accredited investors

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Theater Xtreme Entertainment Group, Inc. (Registrant)

January 7, 2008	By:	/s/ James J. Vincenzo
	Name:	James J. Vincenzo
	Title:	Chief Financial Officer